Exhibit 10.1

OMNIBUS THIRD AMENDMENT TO CREDIT AGREEMENT AND
FIFTH AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT

This Omnibus Third Amendment to Credit Agreement and Fifth Amendment to Note and Warrant Purchase Agreement (“Amendment”) is made as of the 30th day of September, 2010 between Implant Sciences Corporation, a Massachusetts corporation (the “Company”), and DMRJ Group LLC, a Delaware limited liability company (the “Lender”).

BACKGROUND

A. Company and Lender are parties to a certain Note and Warrant Purchase Agreement dated as of December 10, 2008 (as modified or amended from time to time, including, without limitation, as amended by that certain Omnibus Waiver and First Amendment to Credit Agreement and Third Amendment to Note and Warrant Purchase Agreement dated as of January 12, 2010 (the “First Omnibus Amendment”) and that certain Omnibus Second Amendment to Credit Agreement and Fourth Amendment to Note and Warrant Purchase Agreement dated as of April 23, 2010 (the “Second Omnibus Amendment”), the “Purchase Agreement”), pursuant to which, among other things, Lender purchased that certain Amended and Restated Senior Secured Convertible Promissory Note dated March 12, 2009 in the original aggregate principal amount of $5,600,000 (the “March 2009 Note”).

B. Pursuant to the Purchase Agreement, Lender subsequently purchased that certain Senior Secured Promissory Note dated July 1, 2009 in the original aggregate principal amount of $1,000,000 (the “July 2009 Note” and together with the March 2009 Note, the “Term Notes” and each a “Term Note”).

C.   The Purchase Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto, including, without limitation, the March 2009 Note and the July 2009 Note, are referred to herein collectively as the “Purchase Documents”.

D. Company and Lender are also parties to a certain Credit Agreement dated September 4, 2009 (as modified or amended from time to time, including, without limitation, as amended by the First Omnibus Amendment and the Second Omnibus Amendment, the “Credit Agreement”), pursuant to which, among other things, the Company executed and delivered to Lender that certain Promissory Note dated September 4, 2009 in the original aggregate principal amount of $3,000,000 (as amended by that certain Amended and Restated Promissory Note dated January 12, 2010 in the original aggregate principal amount of $5,000,000 and that certain Amended and Restated Promissory Note dated as of April 23, 2010 but effective as of April 7, 2010 in the original aggregate principal amount of

$10,000,000, the “Revolver Note” and together with the March 2009 Note and the July 2009 Note, each a “Note” and collectively, the “Notes”).

E.   The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto, including, without limitation, the Revolver Note, are referred to herein collectively as the “Credit Documents” and together with the Purchase Documents, each a “Transaction Document” and collectively, the “Transaction Documents”.

F. Company has requested that Lender modify certain definitions, terms and conditions in the Transaction Documents, and Lender is willing to do so on the terms and conditions hereafter set forth.

G. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Transaction Documents.

NOW, THEREFORE, with the foregoing Background incorporated by reference and made a part hereof and intending to be legally bound, the parties agree as follows:

1. Amendments to the Transaction Documents.  Upon the effectiveness of this Amendment:

(a) Maturity Date.  Notwithstanding anything to the contrary contained in any of the Transaction Documents (including, without limitation, any of the Notes), the “Maturity Date” (as defined in the March 2009 Note, the July 2009 Note and the Credit Agreement) shall be defined as March 31, 2011.

(b) Notwithstanding anything to the contrary contained in the Purchase Agreement, the Credit Agreement and the Transaction Documents, Lender and the Company agree and acknowledge that the financial covenants contained in Sections 3.29(a), 3.30, 3.32 and 3.33 of the Purchase Agreement and Sections 5.1(q)(i), (r), (t) and (u) of the Credit Agreement shall not be tested from the date hereof through March 31, 2011 (it being understood that any failure to comply with such covenants during such period shall not cause or result in any default or Event of Default).

2. Representations and Warranties.  Company represents and warrants to Lender that:

(a) All warranties and representations made to Lender under the Transaction Documents are true and correct, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality, Material Adverse Effect or dollar thresholds in the text thereof), as to the date hereof unless they specifically relate to an earlier date in which case they shall be true and correct as of such date, other than as set forth on the disclosure schedules (the “Updated Disclosure Schedules”) to be delivered to Lender pursuant to Section 4 below (the numbers of which shall correspond to the numbers of the disclosure schedules to the applicable Transaction Document); notwithstanding the foregoing, the representations and warranties made as of the Closing Date (as defined in the Purchase Agreement) in Section 2.1(c) of the Purchase Agreement shall be made as of the date hereof.

(b) The Company and the Guarantors (as applicable) have the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company and the Guarantors, this Amendment shall constitute a valid and binding obligation of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) This Amendment and all other documents, instruments and agreements executed in connection with this Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, will be valid, binding, and enforceable in accordance with its respective terms.

(d) Upon the effectiveness of this Amendment, no default or Event of Default is outstanding under any of the Transaction Documents.

3. Effectiveness Conditions.  This Amendment shall be effective upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) Execution and delivery by Company and each Person who delivered a Guarantee to Lender in connection with the Transaction Documents (each a “Guarantor” and collectively, the “Guarantors”) to Lender of this Amendment; and

(b) Execution and/or delivery by Company of all agreements, instruments and documents requested by Lender to effectuate and implement the terms hereof and the Transaction Documents.

4. Additional Covenants. Promptly, but in any event not less than fifteen (15) days after the date hereof, the Company shall deliver to Lender the Updated Disclosure Schedules, in form and substance satisfactory to Lender.

5. Expenses.  The Company shall pay any and all costs, fees and expenses of Lender (including without limitation, attorneys’ fees) in connection with this Amendment and the transaction contemplated hereby.  The Company shall pay such amounts upon execution of this Amendment.

6. No Waiver.  Lender reserves all of its rights and remedies arising with respect to any and all defaults or events of defaults under the Transaction Documents that may be in existence on the date hereof, regardless of whether such defaults or events of default have been identified, or which may occur in the future.  Lender has not modified, is not waiving and has not agreed to forbear in the exercise of, any of its present or future rights and remedies.  No action taken or claimed to be taken by Lender will constitute such a waiver, modification or agreement to forbear.  This Amendment does not obligate Lender to agree to any other extension or modification of the Transaction Documents nor does it constitute a course of conduct or dealing on behalf of Lender or a waiver of any other rights or remedies of Lender except as and only to the extent expressly set forth herein.  No omission or delay by Lender in exercising any right or power under the Transaction Documents, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

7. Ratification of Loan Documents.  Except as expressly set forth herein, all of the terms and conditions of the Purchase Agreement, the Credit Agreement and the other Transaction Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to any of the Transaction Documents shall mean the applicable Transaction Document as modified by this Amendment.

8. Confirmation of Indebtedness.  Company confirms and acknowledges that as of the close of business on September 30, 2010, Company was indebted to Lender without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal and interest in the amount of $14,458,000.00 of which $4,481,000.00 is due on account of the March 2009 Note, $1,275,000.00 is due on account of the July 2009 Note and $8,702,000.00 is due on account of Advances (as defined in the Credit Agreement), plus all fees, costs and expenses incurred to date in connection with the Purchase Agreement, the Credit Agreement and the other Transaction Documents.

9. Collateral.  Company and Guarantors hereby confirm and agree that all security interests and liens granted to Lender pursuant to the Transaction Documents continue in full force and effect and shall continue to secure the Obligations (as defined in the Security Agreements (as defined in the Purchase Agreement and as defined in the Credit Agreement)), including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the Notes and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.

10. Acknowledgment of Guarantors.  By execution of this Amendment, each Guarantor hereby acknowledges the terms and conditions of this Amendment and confirms that Guarantors jointly and severally and absolutely and unconditionally guarantee, as surety, all of Guarantied Obligations (as defined in the Guaranty from Guarantors to Lender dated December 10, 2008 and in the Guaranty from Guarantors to Lender dated September 4, 2009) including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the Notes and covenants that each such Guaranty remains unchanged and in full force and effect and shall continue to cover the existing and future Obligations of Company to Lender.

11. Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Amendment shall not be interpreted or construed with any presumption against the party causing this Amendment to be drafted.

12. Signatories:  Each individual signatory hereto represents and warrants that he or she is duly authorized to execute this Amendment on behalf of his or her principal and that he or she executes the Amendment in such capacity and not as a party.

13. Duplicate Originals:  Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Amendment may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.  Signature by facsimile or PDF shall bind the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

COMPANY:	IMPLANT SCIENCES CORPORATION By: _/s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: Chief Executive Officer
GUARANTORS:	C ACQUISITION CORP. By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
ACCUREL SYSTEMS INTERNATIONAL CORPORATION By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
IMX ACQUISITION CORP. By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
LENDER:	DMRJ GROUP LLC By: /s/ Daniel J. Small Name: Daniel J. Small Title: M.D.

[SIGNATURE PAGE TO OMNIBUS AMENDMENT]